Exhibit 99.1

Freescale Announces Senior Secured Notes Offering

AUSTIN, Texas—(BUSINESS WIRE)—October 28, 2013— Freescale Semiconductor, Ltd. (NYSE: FSL) announced today that Freescale Semiconductor, Inc. (“Freescale”), its wholly owned indirect subsidiary, plans to offer, subject to market and other conditions, $500 million aggregate principal amount of senior secured notes (the “Notes”) to extend a portion of its debt maturities and reduce its interest expense.

Freescale intends to use the net proceeds from the offering of the Notes to redeem a portion of its outstanding 9 1⁄4% Senior Secured Notes due 2018 in accordance with the indenture governing those notes and to pay the related premium and fees. The foregoing does not constitute a notice of redemption for any outstanding notes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the closing of the Notes offering, the anticipated issuance of the Notes by Freescale, the redemption of certain senior secured notes and other statements that are not historical fact. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of these factors include market conditions, customary closing conditions and such other risk factors as may be discussed in Freescale Semiconductor, Ltd.’s filings with the Securities and Exchange Commission. We undertake no obligation to update any information contained in this press release.

About Freescale Semiconductor

Freescale Semiconductor (NYSE:FSL) is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity – our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices. The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. www.freescale.com

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Investor Contact:

Mitch Haws

(512) 895-2454

mitch.haws@freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc., Reg. U.S. Pat. & Tm Off. All other product or service names are the property of their respective owners. © 2013 Freescale Semiconductor, Inc.